CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS



         We have issued our report dated February 28, 2006, accompanying the consolidated financial statements of Roma Financial Corporation and Subsidiaries as contained in Amendment No. 1 to the Registration Statement and Prospectus on Form S-1 to be filed with the Securities and Exchange and as contained in Amendment No. 1 to the Application for Approval of Stock Issuance on Form MHC-2 to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the amended Registration Statement and Prospectus and the amended Form MHC-2 and to the use of our name as it appears under the captions "The Stock Offering - Effects of the Stock Offering - Material Federal and State Tax Consequences," "Legal and Tax Opinions," and "Experts."






                                                /s/ Beard Miller Company LLP




Pine Brook, New Jersey
April 19, 2006